Exhibit 99.1

Press Release

The Titan Corporation Announces Expiration of
Hart-Scott-Rodino Act Waiting Period for Proposed Merger
with L-3 Communications Corporation

SAN DIEGO, CA - July 14, 2005 –The Titan Corporation (NYSE:TTN) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, applicable to its previously announced merger with L-3 Communications Corporation, has expired.  This expiration satisfies one of the conditions to closing of the merger.

The proposed merger remains subject to the satisfaction of other closing conditions, including approval of the transaction by Titan’s shareholders at a special meeting scheduled for July 28, 2005, and the execution and court filing of definitive settlements related to the securities law class actions and derivative suits pending in both Federal and State courts in California and the Delaware Court of Chancery, as previously announced.  Assuming satisfaction of these closing conditions, Titan would expect the merger to close on July 29, 2005.

About Titan

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2.2 billion.

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The statements in this news release that are not historical facts are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward looking statements include expectations regarding the timing and receipt of regulatory and stockholder approval, expectations about our ability to enter into definitive settlement agreements of securities litigation consistent with memoranda of understanding and our ability to otherwise satisfy the conditions to closing.  Such statements are subject to risks and uncertainties that could cause our actual results to differ materially from those set forth or implied by the forward looking statements. These risks and uncertainties include the risks described in our filings with the Securities and Exchange Commission and the risks inherent in obtaining regulatory clearances, the risks inherent in settling securities litigation, which are not fully within the control of Titan, and the risk of unknown adverse developments or events that could result in conditions to closing not be satisfied in a timely manner or at all.

Media Contact: Wil Williams, (858) 552-9724 or wwilliams@titan.com

Investor Relations Contact: (858) 552-9896 or invest@titan.com

If you would like to receive press releases via electronic mail, please contact: invest@titan.com

For more information on The Titan Corporation, please visit our website at: www.titan.com or visit Titan’s investor page at: www.titan.com/investor

3033 Science Park Road • San Diego, California 92121

(858) 552-9500